Exhibit 4.2

BRAGG GAMING GROUP INC.

CONSOLIDATED

FINANCIAL STATEMENTS

Years ended December 31, 2020 and 2019

Presented in Euros (Thousands)

TABLE OF CONTENTS

CONSOLIDATED	STATEMENTS OF LOSS AND COMPREHENSIVE LOSS	1
CONSOLIDATED	STATEMENTS OF FINANCIAL POSITION	2
CONSOLIDATED	STATEMENTS OF CHANGES IN EQUITY	3
CONSOLIDATED	STATEMENTS OF CASH FLOWS	4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	BASIS OF PRESENTATION AND GOING CONCERN	5
2	SIGNIFICANT ACCOUNTING POLICIES	7
3	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS	19
4	LOSS BEFORE INCOME TAXES CLASSIFIED BY NATURE	22
5	DISCONTINUED OPERATIONS	23
6	SHARE CAPITAL	26
7	PUBLIC OFFERING COMPLETED NOVEMBER 18, 2020	27
8	WARRANTS	28
9	SHARE BASED PAYMENTS	31
10	GOODWILL	34
11	DEFERRED AND CONTINGENT CONSIDERATION	35
12	INTANGIBLE ASSETS	37
13	CASH AND CASH EQUIVALENTS	37
14	TRADE AND OTHER RECEIVABLES	38
15	TRADE PAYABLES AND OTHER LIABILITIES	38
16	RELATED PARTY TRANSACTIONS	39
17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT	40
18	SUPPLEMENTARY CASHFLOW INFORMATION	44
19	SEGMENT INFORMATION	45
20	INCOME TAXES	46
21	CONTINGENT LIABILITIES	49
22	SUBSEQUENT EVENTS	50

Management’s Statement of Responsibility for Financial Reporting

The management of Bragg Gaming Group Inc. is responsible for the preparation, presentation and integrity of the accompanying consolidated financial statements. This responsibility includes the selection and consistent application of appropriate accounting principles and methods in addition to making the judgments and estimates necessary to prepare the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management is also responsible for providing reasonable assurance that assets are safeguarded, and that relevant and reliable financial information is produced. Management is required to design a system of internal controls and certify as to the design and operating effectiveness of internal controls over financial reporting.

MNP LLP, whose report follows, were appointed as independent auditors by a vote of the Company’s shareholders to audit the consolidated financial statements.

The Board of Directors, acting through an Audit Committee comprised solely of directors who are independent, is responsible for determining that management fulfils its responsibilities in the preparation of the consolidated financial statements and the financial control of operations. The Audit Committee recommends the independent auditors for appointment by the shareholders. The Audit Committee meets regularly with senior and financial management and the independent auditors to discuss internal controls, auditing activities and financial reporting matters. The independent auditors have unrestricted access to the Audit Committee. These consolidated financial statements have been approved by the Board of Directors based on the review and recommendation of the Audit Committee.

Adam Arviv	Ronen Kannor
Chief Executive Officer	Chief Financial Officer

Toronto, Canada

March 25, 2021

Independent Auditor's Report

To the Shareholders of Bragg Gaming Group Inc.:

Opinion

We have audited the consolidated financial statements of Bragg Gaming Group Inc. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and December 31, 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key Audit Matter Description

Impairment Analysis of Goodwill and Long-Lived Assets

We draw attention to Note 3 and 10 to the consolidated financial statements. The Company has recorded goodwill, property and equipment, right-of-use assets and intangibles assets of EUR 35,197 (in thousands) as of December 31, 2020. The Company performs impairment testing for goodwill and long-lived assets on an annual basis or more frequently when there is an indication of impairment. An impairment is recognized if the carrying amount of an asset, or its cash generating unit (CGU), exceeds its estimated recoverable amount. The recoverable amount of an asset is the greater of its value-in-use and its fair value less costs of disposal. In determining the estimated recoverable amounts using a discounted cash flow model, the Company’s significant assumptions include future cash flows based on expected operating results, long-term growth rates and the discount rate.

We considered this a key audit matter due to the significant judgment made by management in estimating the recoverable amount for goodwill and long-lived assets and a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to management’s estimates. This resulted in an increased extent of audit effort, including the involvement of internal valuation specialists.

Audit Response

We responded to this matter by performing procedures over the impairment of goodwill and long-lived assets. Our audit work in relation to this included, but was not restricted to, the following:

-	Tested management’s key assumptions, including a ‘retrospective review’ to compare management’s assumptions in prior year expected future cash flows to the actual results to assess the Company’s budgeting process.
-	Evaluated the reasonableness of key assumptions in the impairment model, including future cash flows based on expected operating results, long-term growth rates and the discount rate.
-	Tested the mathematical accuracy of management’s impairment model and supporting calculations.
-	With the assistance of internal valuation specialists, we evaluated the reasonableness of the Company’s impairment model, which included:

(i)	Evaluating the reasonableness of the discount rates by comparing the Company’s weighted average cost of capital against publicly available market data.
(ii)	Developing a range of independent estimates and comparing those to the discount rate selected by management.
(iii)	Performing sensitivity analysis by developing a range of independent estimates of growth rates and weighted average cost of capital.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor's report is Ajmer Singh Sran.

Toronto, Ontario	Chartered Professional Accountants
March 25, 2021	Licensed Public Accountants

BRAGG GAMING GROUP INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,
	Note	2020	2019
Revenue	4	46,421	26,592
Cost of revenue		(26,232)	(14,562)
Gross Profit		20,189	12,030
Selling, general and administrative expenses	4	(22,828)	(14,764)
Gain on remeasurement of consideration receivable		19	-
Loss on remeasurement of deferred and contingent consideration	4, 11	(9,276)	(5,347)
Operating Loss		(11,896)	(8,081)
Net interest expense and other financing charges	4	(1,384)	(1,754)
Loss Before Income Taxes	4	(13,280)	(9,835)
Income taxes	20	(1,196)	(541)
Net Loss from Continuing Operations		(14,476)	(10,376)
Net loss from discontinued operations after tax	5	(90)	(1,571)
Net Loss		(14,566)	(11,947)
Items to be reclassified to net loss:
Cumulative translation adjustment - continuing operations		157	(247)
Cumulative translation adjustment - discontinued operations		(95)	74
Net Comprehensive Loss		(14,504)	(12,120)
Basic and Diluted Loss Per Share
Continuing operations		(0.17)	(0.14)
Discontinued operations		(0.00)	(0.02)
		(0.17)	(0.16)
		Millions	Millions
Weighted average number of shares - basic and diluted		85.9	73.0

See accompanying notes to the consolidated financial statements.

BRAGG GAMING GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		As at December 31,	As at December 31,
	Note	2020	2019
Cash and cash equivalents	13	26,102	682
Trade and other receivables	14	10,297	6,180
Prepaid expenses and other assets		263	333
Consideration receivable	5	148	-
Assets held for sale	5	-	1,142
Total Current Assets		36,810	8,337
Property and equipment		272	163
Right-of-use assets		708	843
Consideration receivable	5	44	-
Intangible assets	12	14,279	14,561
Goodwill	10	19,938	19,938
Other assets		43	38
Total Assets		72,094	43,880
Trade payables and other liabilities	15	16,968	8,857
Deferred revenue		102	-
Income taxes payable	20	1,318	778
Lease obligations on right of use assets - current		133	185
Deferred and contingent consideration	11	11,521	9,482
Liabilities held for sale	5	-	1,499
Total Current Liabilities		30,042	20,801
Deferred income tax liability	20	1,415	1,539
Non-current lease obligations on right of use assets		593	674
Other non-current liabilities		147	-
Deferred and contingent consideration	11	-	14,250
Total Liabilities		32,197	37,264
Share capital	6	62,304	40,204
Warrants	8	1,642	1,565
Broker warrants	8	399	-
Special warrants - compensation options	8	-	660
Shares to be issued	11, 13	22,608	-
Contributed surplus		14,325	11,064
Deficit		(61,231)	(46,665)
Accumulated other comprehensive loss		(150)	(212)
Total Equity		39,897	6,616
Total Liabilities and Equity		72,094	43,880
Going Concern	1

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board

Adam Arviv	Jim Ryan
Chief Executive Officer	Non Executive Director

BRAGG GAMING GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

PRESENTED IN EUROS (THOUSANDS, EXCEPT SHARE AMOUNTS)

						Special warrants -	Special				Accumulated
						broker	warrants -				other
		Share	Shares to		Special	compensation	compensation	Broker	Contributed		comprehensive	Total
	Note	capital	be issued	Warrants	warrants	options	options	warrants	surplus	Deficit	loss	Equity
Balance as at January 1, 2019		32,892	-	579	7,641	660	-	-	8,838	(34,675)	(39)	15,896
Impact of adoption of IFRS 16		-	-	-	-	-	-	-	-	(43)	-	(43)
Shares issued as settlement of deferred consideration	11	1,236	-	-	-	-	-	-	-	-	-	1,236
Conversion of special warrants	6, 8	6,076	-	1,565	(7,641)	-	-	-	-	-	-	-
Conversion of special warrants - broker compensation options	8	-	-	-	-	(660)	660	-	-	-	-	-
Expiry of warrants	8	-	-	(579)	-	-	-	-	579	-	-	-
Share-based compensation		-	-	-	-	-	-	-	1,647	-	-	1,647
Net loss for the period		-	-	-	-	-	-	-	-	(11,947)	-	(11,947)
Other comprehensive income		-	-	-	-	-	-	-	-	-	(173)	(173)
Balance as at December 31, 2019		40,204	-	1,565	-	-	660	-	11,064	(46,665)	(212)	6,616

Balance as at January 1, 2020		40,204	-	1,565	-	-	660	-	11,064	(46,665)	(212)	6,616
Issue of securities upon Public Offering, net of issuance costs	7	10,086	-	1,642	-	-	-	399	-	-	-	12,127
Shares to be issued upon completion of Oryx earn-out	11	-	22,000	-	-	-	-	-	-	-	-	22,000
Shares to be issued upon completion of private placement	13, 22	-	608	-	-	-	-	-	-	-	-	608
Exercise of deferred stock units	6, 9	219	-	-	-	-	-	-	(219)	-	-	-
Exercise of stock options	6, 9	27	-	-	-	-	-	-	(9)	-	-	18
Exercise of warrants	8	10,708	-	(1,168)	-	-	-	-	-	-	-	9,540
Expiry of warrants	8	-	-	(526)	-	-	-	-	526	-	-	-
Exercise of special warrants - broker compensation options	8	1,060	-	129	-	-	(660)	-	-	-	-	529
Share-based compensation		-	-	-	-	-	-	-	2,963	-	-	2,963
Net loss for the period		-	-	-	-	-	-	-	-	(14,566)	-	(14,566)
Other comprehensive income		-	-	-	-	-	-	-	-	-	62	62
Balance as at December 31, 2020		62,304	22,608	1,642	-	-	-	399	14,325	(61,231)	(150)	39,897

See accompanying notes to the consolidated financial statements.

BRAGG GAMING GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,
	Note	2020	2019
Operating Activities
Net loss from continuing operations		(14,476)	(10,376)
Add:
Net interest expense and other financing charges		1,384	1,754
Depreciation and amortization	4	2,873	2,080
Share based payments	4	2,963	1,647
Gain on remeasurement of consideration receivable		(19)	-
Loss on remeasurement of deferred and contingent consideration	11	9,276	5,347
Deferred income tax recovery	20	(125)	(112)
		1,876	340
Change in non-cash working capital	18	4,313	(660)
Change in income taxes payable		540	222
Cash Flows From (Used In) Operating Activities		6,729	(98)
Investing Activities
Purchases of property and equipment		(223)	(120)
Proceeds from sale of equipment		-	16
Additions of intangible assets	12	(2,286)	(1,555)
Proceeds from sale of discontinued operations	5	259	-
Deferred and contingent consideration payments	11	(527)	(639)
Cash Flows Used In Investing Activities		(2,777)	(2,298)

Financing Activities
Proceeds from issuance of common shares and warrants, net of costs	7, 8	12,127	-
Proceeds from exercise of warrants and broker compensation options	8	10,069	-
Proceeds from exercise of stock options	9	18	-
Proceeds from shares to be issued upon private placement	13, 22	608	-
Repayment of lease liability		(212)	(109)
Repayment of loans		-	(375)
Interest income		6	4
Interest and financing fees		(353)	(41)
Cash Flows From (Used In) Financing Activities		22,263	(521)

Effect of foreign currency exchange rate changes on cash and cash equivalents		(307)	(276)
Net cash flow used in discontinued operations	5	(488)	(1,605)
Change in Cash and Cash Equivalents		25,420	(4,798)
Cash and cash equivalents at beginning of year		682	5,480
Cash and Cash Equivalents at end of year		26,102	682
See accompanying notes to the consolidated financial statements.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1       BASIS OF PRESENTATION AND GOING CONCERN

Nature of operations

Bragg Gaming Group Inc. and its subsidiaries ("Bragg", "BGG", the "Company" or the "Group") is primarily a B2B online gaming technology platform and casino content aggregator through its acquisition of Oryx Gaming International LLC ("Oryx" or "Oryx Gaming") in 2018.

The registered and head office of the Company is located at 130 King Street West, Suite 1955, Toronto, Ontario, Canada M5X 1E3.

Oryx Gaming

Oryx Gaming is a B2B gaming solution provider. Oryx offers a turnkey solution, including an omni-channel retail, online and mobile iGaming platform, as well as an advanced content aggregator, sportsbook, lottery, marketing, and operational services. Oryx is incorporated in the State of Delaware and headquartered in Las Vegas. Its primary operations are provided through its wholly owned subsidiaries in Malta, Cyprus, and Slovenia.

Acquisition of Oryx Gaming

On December 20, 2018, the Company completed a business combination transaction with AA Acquisition Group Inc. ("AAA") by way of a "three-cornered amalgamation" whereby the Company acquired all of the issued and outstanding securities of AAA in exchange for the issuance to AAA shareholders of 20,999,995 Common Shares of the Company on a pro-rata basis amongst AAA shareholders, and whereby AAA amalgamated with a wholly owned subsidiary of the Company. Upon completion of the Amalgamation, all of the property, rights, privileges and assets of AAA have continued as the property rights, privileges and assets of the amalgamated entity, Bragg Oryx Holdings Inc., a wholly owned subsidiary of the Company.

AAA was a special purpose vehicle incorporated on April 12, 2018 under the Ontario Business Corporations Act, with the primary purpose of acquiring share capital, trade and assets of Oryx Gaming and its wholly owned subsidiaries. On December 20, 2018, AAA acquired all of the issued and outstanding membership interests of Oryx Gaming before the three-cornered amalgamation as discussed above.

Acquisition of Win Gaming

On April 30, 2019, the Company completed an acquisition transaction whereby it acquired all of the equity in WIN Gaming Limited ("WIN") in exchange for cash consideration of EUR 66. The purpose of the acquisition was to acquire WIN’s remote gaming licence issued by the Malta Gaming Authority. WIN is a private limited liability company incorporated in Malta.

Classification of online media business unit as held for sale and discontinued operations

During the year ended December 31, 2019, the Company decided to discontinue its online media business unit. The associated assets and liabilities within the disposal group are presented as held for sale and the net loss attributable as discontinued operations in the consolidated financial statements ("financial statements"). The Company completed the sale of the majority of its online media business unit on May 7, 2020 (Note 5).

Statement of compliance and basis of presentation

The accompanying financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (“IASB”).

The financial statements are prepared on a historical cost basis except for financial instruments classified at fair value through profit or loss (“FVTPL”) which are measured at fair value. The significant accounting policies set out below have been applied consistently in the preparation of the consolidated financial statements for all periods presented.

These financial statements were, at the recommendation of the audit committee, approved and authorized for issuance by the Company’s Board of Directors on March 25, 2021.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1	BASIS OF PRESENTATION AND GOING CONCERN (CONTINUED)

Going concern

The financial statements have been prepared on the going concern basis, which assumes that the Company will be able to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business, and do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. If the going concern assumption is not appropriate, material adjustments to the financial statements could be required.

As at December 31, 2020, the Company had current assets of EUR 36,810 (December 31, 2019: EUR 8,337) and current liabilities of EUR 30,042 (December 31, 2019: EUR 20,801). As of December 31, 2020, the Company has a cumulative deficit of EUR 61,231 (December 31, 2019: EUR 46,665).

In the subsequent period to March 25, 2021, the Company raised additional cash proceeds of EUR 10,817 via exercise of share warrants and broker warrants issued November 18, 2020 (Note 7) and all contingent liabilities with K.A.V.O. Holdings Limited were settled in full on January 18, 2021 based upon shareholder agreement obtained on November 27, 2020 (Note 22). In addition, on January 13, 2021, the Company completed a non-brokered private placement offering comprised of 2,479,335 Common Shares at a price of CAD 1.21 per share for aggregate gross proceeds of EUR 1,937. These events or conditions, along with the Company generating positive cash flows from operations indicates that the Company will be able to continue on a going concern basis and any material uncertainty related to this basis no longer exists.

COVID-19

In December 2019, there was a global outbreak of COVID-19 (coronavirus), which continued to have a significant impact on businesses through the restrictions put in place by the national, provincial and municipal governments around the world regarding travel, business operations and isolation and quarantine orders.

At this time, it is unknown the extent of the impact the COVID-19 outbreak may have on the Company in the long term as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, quarantine and isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus.

However, the Company derives the majority of its revenue from online casino gaming. This sector has largely benefited from the various international “lock downs”, requiring people to stay at home. As a result, such forms of entertainment have prevailed in a similar fashion to the various streaming businesses such as Netflix. Furthermore, the Company has limited exposure to sports betting revenues that have obviously been impacted by the lack of professional sports.

As at the time of release of these financial statements, the Company’s financial performance, financial position and cash flow had not been adversely impacted by COVID-19 and the Company has determined no impairment of its goodwill is required.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Control exists when the Company is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. The Company assesses control on an ongoing basis. The Company’s interest in the voting share capital of all its subsidiaries is 100%.

Transactions and balances between the Company and its consolidated entities have been eliminated on consolidation.

The table below summarizes the Company’s subsidiaries and the functional currency for each subsidiary:

	Place of incorporation / operation	Principal activity	Functional currency
Bragg Gaming Group - Group Services Ltd	United Kingdom	Corporate activities	GBP
Bragg Gaming Group - Parent Services Ltd	United Kingdom	Corporate activities	GBP
Bragg Oryx Holdings Inc.	Canada	Intermediate holding company	CAD
Breaking Data Inc.	Canada	Dormant	CAD
DSMIC Inc.	Canada	Dormant	CAD
GMB Operations Ltd.	United Kingdom	Dormant	GBP
Innovation Fund III Inc	United States	Dormant	USD
Oryx Gaming Distribution Ltd.	Cyprus	Distribution	EUR
Oryx Gaming International LLC	United States	Gaming solution provider	EUR
Oryx Gaming Ltd.	Malta	Gaming solution provider	EUR
Oryx Marketing Poslovne Storitve D.o.o.	Slovenia	Marketing	EUR
Oryx Podpora D.o.o.	Slovenia	B2B support services	EUR
Oryx Razyojne-Storitve D.o.o.	Slovenia	Gaming solution developer	EUR
Poynt Inc.	Canada	Distribution	CAD
Unomobi Inc.	United States	Dormant	USD
Win Gaming Ltd.	Malta	Gaming licence holder	EUR

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Presentation currency

The presentation currency of the Company is the Euro, whilst the functional currencies of its subsidiaries are Euro, Canadian dollar, United States dollar, and British pound sterling due to primary location of individual entities within the Group. The presentation currency of the Euro has been selected as it best represents the majority of the Company’s economic inflows, outflows as well as its assets and liabilities.

The assets and liabilities of operations that have a functional currency different from that of the Company’s reporting currency are translated into Euros at the foreign currency exchange rate in effect at the reporting date. The resulting foreign currency exchange gains or losses are recognized in the foreign currency translation adjustment as part of other comprehensive income (loss). When such foreign operations are disposed of, the related foreign currency translation reserve is recognized in net earnings as part of the gain or loss on disposal.

Revenues and expenses of foreign operations are translated into Euros at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are transacted.

Business combinations

Business combinations are accounted for using the acquisition method as of the date when control is transferred to the Company. The Company measures goodwill as the excess of the sum of the fair value of the consideration transferred over the net identifiable assets acquired and liabilities assumed, all measured as at the acquisition date. Transaction costs that the Company incurs in connection with a business combination, other than those associated with the issuance of debt or equity securities, are expensed as incurred.

Net earnings (loss) per share (“EPS”)

Basic EPS is calculated by dividing the net earnings (loss) available to shareholders by the weighted average number of shares outstanding during the period. Diluted EPS is calculated by adjusting the net earnings available to shareholders and the weighted average number of shares outstanding for the effects of all potential dilutive instruments.

Diluted loss per share is equal to basic loss per share when the effect of dilutive securities is anti-dilutive.

Cash and cash equivalents

Cash equivalents consist of highly liquid marketable investments with an original maturity date of 90 days or less from the date of acquisition and prepaid credit cards. Cash and cash equivalents also include cash held in trust as proceeds from future private placement.

Trade and other receivables

Trade and other receivables consist primarily of trade receivables from customers for which Oryx Gaming provides services during the year and accrued income in relation to receivables from customers that have yet to be invoiced, for services provided during the year ended December 31, 2020. Upon invoicing, amounts are transferred from accrued income to trade receivables and any differences between the accrued and invoiced values are recognized in the consolidated statements of loss and comprehensive loss.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Company recognizes revenue when control of the goods or services has been transferred. Revenue is measured at the amount of consideration to which the Company expects to be entitled to, including variable consideration to the extent that it is highly probable that a significant reversal will not occur. Revenue from continuing operations is derived from software platform licensing, maintenance of source code, bespoke development, management service fees, marketing fees, content and hosting fees. Revenue is recognized when the service provided to the customer is complete. Specifically:

-  Games and content: revenues from content and platform licensing are linked to revenues a customer earns from utilizing the Company’s software platform and aggregated content in that period. The Company’s revenue is therefore linked to the revenue of the underlying customer, i.e., the subsequent sale. The Company recognizes revenue once the customer has earned the revenue from the subsequent sale/services as this is the point where the performance obligation is satisfied.

-   iGaming and turnkey projects: the Company charges a fixed monthly management and marketing fee for its services in the month in which the services are provided, and performance obligations are met. Charges for development projects are charged on a time and materials basis upon delivery at agreed milestones. Revenue is recognized as it is billed unless services and performance obligations are provided in a future period. If services and performance obligations are not provided in the reporting period, then revenue is not recognized.

Revenue from discontinued operations is derived from programmatic advertising, branded content and social media management, sales of software maintenance agreements, software customization services, technical support services and consulting services. Revenue is recognized on a monthly basis as it is billed.

Consideration receivable

Consideration receivable consists of cash receivables due as a result of the sale of discontinued operations. The fair value of the consideration receivable is determined by calculating the present value of expected future cashflows relating to the consideration receivable, applying the Company’s discount rate.

Assets held for sale

Non-current assets are classified as assets held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. To qualify as assets held for sale, the sale must be highly probable, assets must be available for immediate sale in their present condition and management must be committed to a plan to sell assets that should be expected to close within one year from the date of classification. Assets held for sale are recognized at the lower of their carrying amount and fair value less costs to sell and are not depreciated.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

Current and deferred taxes are recognized in the consolidated statements of earnings, except for current and deferred taxes related to a business combination, or amounts charged directly to equity or other comprehensive loss, which are recognized in the consolidated statements of financial position.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the asset and liability method of accounting on temporary differences arising between the financial statement carrying values of existing assets and liabilities and their respective income tax bases. Deferred tax is measured using enacted or substantively enacted income tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A deferred tax asset is recognized for temporary differences as well as unused tax losses and credits to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same taxation authority on the same taxable entity, or on different taxable entities where the Company intends to settle its current tax assets and liabilities on a net basis.

Deferred tax is recorded on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Property and equipment

Property and equipment are recognized and subsequently measured at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset, including costs incurred to prepare the asset for its intended use and capitalized borrowing costs. The commencement date for capitalization of costs occurs when the Company first incurs expenditures for the qualifying assets and undertakes the required activities to prepare the assets for their intended use.

Borrowing costs directly attributable to the acquisition, construction or production of property and equipment, that necessarily take a substantial period of time to prepare for their intended use and a proportionate share of general borrowings, are capitalized to the cost of those assets, based on a quarterly weighted average cost of borrowing. All other borrowing costs are expensed as incurred and recognized in net interest expense and other financing charges.

The cost of replacing a component of property and equipment is recognized in the carrying amount if it is probable that the future economic benefits embodied within the component will flow to the Company and the cost can be measured reliably. The carrying amount of the replaced component is derecognized. The cost of repairs and maintenance of property and equipment is expensed as incurred and recognized in the consolidated statements of loss and comprehensive loss.

Gains and losses on disposal of property and equipment are determined by comparing the fair value of proceeds from disposal with the net book value of the assets and are recognized on a net basis in the consolidated statements of loss and comprehensive loss.

Property and equipment are depreciated on a straight-line basis over their estimated useful lives of 3 years to their estimated residual value when the assets are available for use. When significant parts of a property and equipment have different useful lives, they are accounted for as separate components and depreciated separately. Depreciation methods, useful lives and residual values are reviewed annually and are adjusted for prospectively, if appropriate.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases

Effective January 1, 2019, the Company adopted IFRS 16 Leases which replaces IAS 17, Leases. This standard brings most leases on the statement of financial position for lessees under a single model, eliminating the distinction between operating and financing leases and adding a requirement for the recognition of a right-of-use asset and a lease liability at the commencement of all leases except short-term leases and leases of low value assets for which the election has been applied.

In accordance with the transitional provisions, the Company adopted the standard applying the modified retrospective approach, with right-of-use assets being measured at the amount equal to the lease liability, adjusted for any amount of applicable prepaid or accrued lease payments recognized on the consolidated statement of financial position as at December 31, 2018.

For contracts entered into on or after January 1, 2019, the Company assesses whether a contract is, or contains, a lease. If a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, then the contract may contain a lease. The Company assesses whether a contract conveys the right to control the use of an asset by performing the following tests:

-	assess whether the contract involves the use of an identified asset and may be specified explicitly or implicitly. It should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a significant right to substitution, then the asset is not identified;
-	assess whether the Company has the right to obtain substantially all of the economic benefits arising from the use of the asset throughout the period of use; and
-	assess that the Company has the right to direct enjoyment of the asset. This right is identified when the Company has the decision-making rights in how and for what purpose the asset is used. In cases where the decision on how and for what purpose to use the asset has been predetermined, the Company has the right to direct the use of the asset if either it has the right to operate the asset, or the Company has designed the asset in a manner that predetermines how and for what purpose the asset will be used.

For contracts entered into prior to January 1, 2019, the Company had determined whether the arrangement contained a lease based on the following tests:

-	assess whether fulfilment of the agreement was dependent on the use of specific assets; and
-	assess whether the arrangement conveyed the right to use the asset if one of the following was met:
-	the purchaser had the ability or right to operate the asset while obtaining or controlling more than an insignificant amount of the output;
-	the purchaser had the ability or right to control physical access to the asset while obtaining or controlling more than an insignificant amount of the output;
-	circumstances indicated that it was unlikely that third parties would take more than an insignificant amount of the output, and the price per unit was not fixed per unit of output and not equal to the current market price per unit of output.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases (continued)

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

-	fixed payments, including in-substance fixed payments;
-	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;
-	amounts expected to be payable under a residual value guarantee; and
-	the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of equipment that have a lease term of twelve months or less and leases of low-value assets, including IT equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Goodwill

Goodwill arising in a business combination is recognized as an asset at the date that control is acquired. Goodwill is subsequently measured at cost less accumulated impairment losses. Goodwill is not amortized but is tested for impairment on an annual basis or more frequently if there are indicators that goodwill may be impaired as described in the Impairment of Non-Financial assets policy.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible assets

Intangible assets are measured at cost less any amortization and accumulated impairment losses. These intangible assets are tested for impairment on an annual basis or more frequently if there are indicators that intangible assets may be impaired as described in the Impairment of Non-financial assets policy.

Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Intellectual property identified upon business combination	8 years
Intellectual property acquired from third-parties	3 years
Customer relationships	10 years
Brands	10 years
Deferred development costs	3 years
Trademarks	3 years
Gaming licences	over the term of the licence

Trademarks and gaming licences are classified under “Other” in the intangible assets disclosure note (Note 12). The Company capitalizes the costs of intangible assets if and only if:

-	it is probable that the expected future economic benefits attributable to the asset will flow to the entity; and
-	the cost of the asset can be measured reliably.

Certain costs incurred in connection with the development of intellectual property relating to proprietary technology are capitalized to intangible assets as development costs. Intangible assets are recorded at cost, which consists of directly attributable costs necessary to create such intangible assets, less accumulated amortization and accumulated impairment losses, if any. The costs mainly include the salaries paid to the software developers and consulting fees.

These costs are recognized as development costs assets when the following criteria are met:

-	it is technically feasible to complete the software product so that it will be available for use;
-	management intends to complete the software product;
-	it can be demonstrated how the software product will generate future economic benefits;
-	adequate technical, financial, and other resources to complete the development and to use or sell the products are available; and
-	the expenditure attributable to the software product during its development can be reliably measured.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of non-financial assets

At each statement of financial position date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, the asset is then tested for impairment by comparing its recoverable amount to its carrying value. Goodwill is tested for impairment at least annually.

For the purpose of impairment testing, assets, including right-of-use assets, are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or groups of assets. This grouping is referred to as a cash generating unit ("CGU").

Corporate assets, which include head office facilities and distribution centres, do not generate separate cash inflows. Corporate assets are tested for impairment at the minimum grouping of CGUs to which the corporate assets can be reasonably and consistently allocated. Goodwill arising from a business combination is tested for impairment at the minimum grouping of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of a CGU or CGU grouping is the higher of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows from the CGU or CGU grouping, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU or CGU grouping. If the CGU or CGU grouping includes right-of-use assets in it’s carrying amount, the pre-tax discount rate reflects the risks associated with the exclusion of lease payments from the estimated future cash flows. The fair value less costs to sell is based on the best information available to reflect the amount that could be obtained from the disposal of the CGU or CGU grouping in an arm’s length transaction between knowledgeable and willing parties, net of estimates of the costs of disposal.

An impairment loss is recognized if the carrying amount of a CGU or CGU grouping exceeds its recoverable amount. For asset impairments other than goodwill, the impairment loss reduces the carrying amounts of the non-financial assets in the CGU on a pro-rata basis, up to an asset’s individual recoverable amount. Any loss identified from goodwill impairment testing is first applied to reduce the carrying amount of goodwill allocated to the CGU grouping, and then to reduce the carrying amounts of the other non-financial assets in the CGU or CGU grouping on a pro-rata basis.

For assets other than goodwill, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. An impairment loss in respect of goodwill is not reversed.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes party to the contractual provisions of the financial instrument. Upon initial recognition, financial instruments are measured at fair value plus or minus transaction costs that are directly attributable to the acquisition or issue of financial instruments that are not classified as fair value through profit or loss.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2        SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – classification and measurement

The classification and measurement approach for financial assets reflect the business model in which assets are managed and their cash flow characteristics. Financial assets are classified and measured based on these categories: amortized cost, fair value through other comprehensive income ("FVOCI"), or fair value through profit and loss ("FVTPL"). A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

-	the financial asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows; and
-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

-	the financial asset is held within a business model in which assets are managed to achieve a particular objective by both collecting contractual cash flows and selling financial assets; and
-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset shall be measured at FVTPL unless it is measured at amortized cost or at FVOCI.

Financial assets are not reclassified subsequent to their initial recognition unless the Company identifies changes in its business model in managing financial assets.

Financial liabilities are classified and measured based on two categories: amortized cost or FVTPL.

Fair values are based on quoted market prices where available from active markets, otherwise fair values are estimated using valuation methodologies, primarily discounted cash flows taking into account external market inputs where possible.

The amortized cost of a financial asset or liability is the amount at which the financial asset or liability is measured at initial recognition, minus principal payments, plus or minus the cumulative amortization using the effective interest method of any difference between the initial amount recognized and the maturity amount, minus any reduction for impairment.

The following table summarizes the classification and measurement of the Company’s financial assets and liabilities:

Asset / Liability	Classification / Measurement

Cash and cash equivalents	FVTPL
Trade and other receivables	Amortized cost
Consideration receivable	FVTPL
Other assets	Amortized cost
Trade payables and other liabilities	Amortized cost
Deferred and contingent consideration	FVTPL
Lease obligations on right of use assets	Amortized cost

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – valuation

The determination of the fair value of financial instruments is performed by the Company’s treasury and financial reporting departments on a quarterly basis. There was no change in the valuation techniques applied to financial instruments during the current year.

The carrying amounts reported for cash and cash equivalents, trade and other receivables, consideration receivable, trade payables and other liabilities, and deferred and contingent consideration approximate fair value because of the immediate short-term maturity of these financial instruments. The carrying value of lease obligations on right of use assets approximates the fair value based on rates currently available from financial institutions and various lenders.

Gains and losses on FVTPL financial assets and financial liabilities are recognized in net earnings in the period in which they are incurred. Settlement date accounting is used to account for the purchase and sale of financial assets. Gains or losses between the trade date and settlement date on FVTPL financial assets are recorded in the consolidated statements of loss and comprehensive loss.

Financial instruments – derecognition

Financial assets are derecognized when the contractual rights to receive cash flows and benefits from the financial asset expire, or if the Company transfers the control or substantially all the risks and rewards of ownership of the financial asset to another party. The difference between the carrying amount of the financial asset and the sum of the consideration received and receivable is recognized in earnings before income taxes.

Financial liabilities are derecognized when obligations under the contract expire, are discharged, or cancelled. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in earnings before income taxes.

Financial instruments – impairment

The Company applies a forward-looking expected credit loss ("ECL") model at each reporting date to financial assets measured at amortized cost or those measured at FVOCI, except for investments in equity instruments. The ECL model outlines a three-stage approach to reflect the increase in credit risks of a financial instrument:

-	Stage 1 is comprised of all financial instruments that have not had a significant increase in credit risks since initial recognition or that have low credit risk at the reporting date. The Company is required to recognize impairment for Stage 1 financial instruments based on the expected losses over the expected life of the instrument arising from loss events that could occur during the 12 months following the reporting date.

-	Stage 2 is comprised of all financial instruments that have had a significant increase in credit risks since initial recognition but that do not have objective evidence of a credit loss event. For Stage 2 financial instruments the impairment is recognized based on the expected losses over the expected life of the instrument arising from loss events that could occur over the expected life. The Company is required to recognize a lifetime ECL for Stage 2 financial instruments.

-	Stage 3 is comprised of all financial instruments that have objective evidence of impairment at the reporting date. The Company is required to recognize impairment based on a lifetime ECL for Stage 3 financial instruments. The ECL model applied to financial assets require judgment, assumptions, and estimations on changes in credit risks, forecasts of future economic conditions and historical information on the credit quality of the financial asset. Consideration of how changes in economic factors affect ECLs are determined on a probability-weighted basis.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments – impairment (continued)

The carrying amount of the financial asset or group of financial assets are reduced through the use of impairment allowance accounts. In periods subsequent to the impairment where the impairment loss has decreased, and such decrease can be related objectively to conditions and changes in factors occurring after the impairment was initially recognized, the previously recognized impairment loss is reversed. The impairment reversal is limited to the lesser of the decrease in impairment or the extent that the carrying amount of the financial asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Deferred and contingent consideration

The company has deferred and contingent consideration payable to the vendor of Oryx Gaming. Between December 20, 2018 and November 13, 2020 earnout payments were agreed based upon a multiple of EBITDA in financial years ended December 31, 2019 and December 31, 2020 with a minimum amount payable in each twelve-month period. In each reporting period the present value of the deferred and contingent consideration payable was measured by discounting achieved and forecasted EBITDA by applying the Company’s weighted average cost of capital. A Black-Scholes calculation was then applied to account for probability of payout and to determine present value of payout after counter-party risk.

Prior to the next remeasurement period an accretion expense is recorded in the consolidated statements of loss and comprehensive loss as the discount is unwound towards the reporting date. Upon remeasurement, any gain or loss on remeasurement is also recorded in the consolidated statements of loss and comprehensive loss.

On November 13, 2020, the Company entered into an amending agreement with the vendor of Oryx Gaming whereby the second payment of deferred and contingent consideration was agreed at a fixed cash value and, following shareholder agreement on November 27, 2020, could be settled in fixed amount of common shares. As the payment can only be settled by way of common shares, there is no obligation of the Company to deliver cash or cash equivalents, and the underlying fair value of the liability and number of common shares is fixed, the payment qualifies as an equity instrument and is recorded as shares to be issued in the consolidated statements of changes in equity.

Short term employee benefits

Short term employee benefits include wages, salaries, compensated absences, and bonuses. Short term employee benefit obligations are measured on an undiscounted basis and are recognized in operating income as the related service is provided or capitalized if the service rendered is in connection with the creation of an intangible asset. A liability is recognized for the amount expected to be paid under short term cash bonus plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

Share based payments

The Company has stock option plans for directors, officers, employees, and consultants. Each tranche of an award is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. In addition, the Company also has deferred share unit (“DSU”), restricted share unit (“RSU”) and performance share unit (“PSU”) plans for directors, officers, employees, and consultants. The fair value of each unit is measured as the share price on date of grant with nil exercise price.

Compensation expense is recognized over each tranche’s vesting period, based on the number of awards expected to vest, with the offset credited to contributed surplus. The number of awards expected to vest is reviewed quarterly, with any impact being recognized immediately. When options are exercised, the amount received is credited to share capital and the fair value attributed to these options is transferred from contributed surplus to share capital. In the case of DSUs, RSUs or PSUs, only the fair value attributed to these options is transferred from contributed surplus to share capital.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity

Shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. Contributed surplus includes amounts in connection with conversion options embedded in compound financial instruments, share based payments and the value of expired options and warrants. Deficit includes all current and prior period income and losses.

Warrants

The Company accounts for warrants using the Black-Scholes option pricing model at the date of issuance. If and when warrants ultimately expire, the applicable amounts are transferred to contributed surplus.

Accounting standards implemented in 2020 – Definition of a business (amendments to IFRS 3)

In October 2018, the IASB issued amendments to IFRS 3, Business Combinations, incorporated into Part I of the CPA Canada Handbook – Accounting by the Accounting Standards Board in December 2018. The amendments clarify the definition of a business, permitting a simplified assessment to determine whether a transaction should be accounted for as a business combination or as an asset acquisition.

The amendments were effective for transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2020 with earlier application permitted. Effective January 1, 2019, the Company adopted the amendments and assessed various asset purchase transactions entered into during the year to determine whether a transaction should be accounted for as a business combination or as an asset acquisition.

Based on the clarification related to the definition of a business, the Company determined the acquisition of WIN Gaming in April 2019 meets the criteria to be classified as an asset acquisition.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the consolidated financial statements requires management to make estimates and judgments in applying the Company’s accounting policies that affect the reported amounts and disclosures made in the consolidated financial statements and accompanying notes.

Within the context of these consolidated financial statements, a judgment is a decision made by management in respect of the application of an accounting policy, a recognized or unrecognized financial statement amount and/or note disclosure, following an analysis of relevant information that may include estimates and assumptions. Estimates and assumptions are used mainly in determining the measurement of balances recognized or disclosed in the consolidated financial statements and are based on a set of underlying data that may include management’s historical experience, knowledge of current events and conditions and other factors that are believed to be reasonable under the circumstances.

Management continually evaluates the estimates and judgments it uses.

The following are the accounting policies subject to judgments and key sources of estimation uncertainty that the Company believes could have the most significant impact on the amounts recognized in the consolidated financial statements. The Company’s significant accounting policies are disclosed in Note 2.

Impairment of non-financial assets (property and equipment, right-of-use assets, intangible assets and goodwill)

-	Judgments made in relation to accounting policies applied

Management is required to use judgment in determining the grouping of assets to identify their CGUs for the purposes of testing property and equipment, intangible assets and right-of-use assets for impairment. Judgment is further required to determine appropriate groupings of CGUs for the level at which goodwill and intangible assets are tested for impairment.

The Company has determined that B2B Online Gaming and Online Media are two separate CGUs for the purposes of property and equipment, intangible assets and right-of-use asset impairment testing. For the purpose of goodwill impairment testing, CGUs are grouped at the lowest level at which goodwill is monitored for internal management purposes. In addition, judgment is used to determine whether a triggering event has occurred requiring an impairment test to be completed.

-	Key sources of estimation

In determining the recoverable amount of a CGU or a group of CGUs, various estimates are employed. The Company determines fair value less costs to sell using such estimates as market rental rates for comparable properties, recoverable operating costs for leases with tenants, non-recoverable operating costs, discount rates, capitalization rates and terminal capitalization rates. The Company determines value in use by using estimates including projected future revenues, earnings and capital investment consistent with strategic plans presented to the Board. Discount rates are consistent with external industry information reflecting the risk associated with the specific cash flows.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS (CONTINUED)

Impairment of accounts receivable

In each stage of the ECL impairment model, impairment is determined based on the probability of default, loss given default, and expected exposures at default. The application of the ECL model requires management to apply the following significant judgments, assumptions, and estimations:

-	movement of impairment measurement between the three stages of the ECL model, based on the assessment of the increase in credit risks on accounts receivables. The assessment of changes in credit risks includes qualitative and quantitative factors of the accounts, such as historical credit loss experience and external credit scores;

-	thresholds for significant increase in credit risks based on changes in probability of default over the expected life of the instrument relative to initial recognition; and

-	forecasts of future economic conditions.

Leases

-	Judgments made in relation to accounting policies applied

Management exercises judgment in determining the appropriate lease term on a lease-by-lease basis. Management considers all facts and circumstances that create an economic incentive to exercise a renewal option or to not exercise a termination option including investments in major leaseholds and past business practice and the length of time remaining before the option is exercisable. The periods covered by renewal options are only included in the lease term if management is reasonably certain to renew. Management considers reasonably certain to be a high threshold. Changes in the economic environment or changes in the office rental industry may impact management’s assessment of lease term, and any changes in management’s estimate of lease terms may have a material impact on the Company’s consolidated statements of financial position and consolidated statements of loss and comprehensive loss.

-	Key sources of estimation

In determining the carrying amount of right-of-use assets and lease liabilities, the Company is required to estimate the incremental borrowing rate specific to each leased asset or portfolio of leased assets if the interest rate implicit in the lease is not readily determined. Management determines the incremental borrowing rate using a base risk-free interest rate estimated by reference to the bond yield with an adjustment that reflects the Company’s credit rating, the security, lease term and value of the underlying leased asset, and the economic environment in which the leased asset operates. The incremental borrowing rates are subject to change due to changes in the business and macroeconomic environment.

Warrants and share options

-	Judgments made in relation to accounting policies applied

Management exercises judgment in determining the model used and the inputs therein to evaluate the value of share option grants and issued warrants. Management considers all facts and circumstances for each grant issuance on an individual basis.

-	Key sources of estimation

In determining the fair value of warrants and share options, the Company is required to estimate the future volatility of the market value of the Company’s shares by reference to its historical volatility or comparable companies over the previous years, a risk-free interest rate estimated by reference to the Government of Canada bond yield, and a dividend yield of nil.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS (CONTINUED)

Contingent consideration

-	Judgments made in relation to accounting policies applied

Management exercises judgment in determining the appropriate fair value of contingent consideration and considers all facts and circumstances relevant to the acquisition’s future earnings upon which the liability is calculated. Any changes in the economic environment or operational activity of the acquisition may impact management’s assessment of the liability and may have a material impact on the Company’s consolidated statements of financial position and consolidated statements of loss and comprehensive loss.

-	Key sources of estimation

In determining the fair value of contingent consideration, the Company is required to estimate the future earnings generated by the acquisition over an agreed period after the acquisition and apply defined and fixed rules in order to calculate the expected future payment. The Company determines fair value by using estimates including projected future earnings of the acquisition consistent with strategic plans presented to the Board. Discount rates are consistent with external industry information reflecting the risk associated with the specific cash flows.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4	LOSS BEFORE INCOME TAXES CLASSIFIED BY NATURE

The loss before income taxes is classified as follows:

		Year Ended December 31,
	Note	2020	2019
Revenue		46,421	26,592
Third-party content		(26,232)	(14,562)

Gross Profit		20,189	12,030

Salaries and subcontractors		(9,011)	(6,834)
Share based payments		(2,963)	(1,647)

Total employee costs		(11,974)	(8,481)
Depreciation and amortization		(2,873)	(2,080)
IT and hosting		(1,372)	(1,177)
Professional fees		(1,481)	(825)
Corporate costs		(749)	(488)
Sales and marketing		(213)	(283)
Bad debt expense	14	(1,076)	(283)
Travel and entertainment		(176)	(455)
Transaction and acquisition costs		(2,212)	(166)
Other operational costs		(702)	(526)

Selling, General and Administrative Expenses		(22,828)	(14,764)

Gain on remeasurement of consideration receivable	5	19	-
Loss on remeasurement of deferred and contingent consideration	11	(9,276)	(5,347)

Operating Loss		(11,896)	(8,081)

Interest income		6	4
Accretion on liabilities	11	(1,037)	(1,717)
Interest and financing fees		(353)	(41)

Net Interest Expense and Other Financing Charges		(1,384)	(1,754)

Loss Before Income Taxes		(13,280)	(9,835)

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5	DISCONTINUED OPERATIONS

During the year ended December 31, 2019, the Company decided to discontinue its online media business unit. The associated assets and liabilities within the disposal group are presented as held for sale and the associated net loss is presented as discontinued operations in the consolidated financial statements.

On April 30, 2020, the Company discontinued its GIVEMEBET operation and as of December 31, 2020, this subsidiary is considered dormant with no remaining assets and liabilities. The associated net loss for this subsidiary continues to be presented as discontinued operations in the consolidated financial statements.

On May 7, 2020, the Company completed the sale of its GIVEMESPORT operation for cash consideration of GBP 50 (EUR 56) plus additional consideration equivalent to the net current assets disposed plus consideration receivable of 10% of GIVEMESPORT aggregate revenues for a period of twenty-one months from date of completion. As of December 31, 2020, consideration receivable has been recognized at a present value of EUR 192 of which EUR 148 is due within twelve months of the reporting date. Consideration is settled in cash at three-month intervals from the date of sale.

Prior to disposal, during the year ended December 31, 2020, after comparing the carrying value of the assets and liabilities designated as held for sale to their recoverable value, no impairment was recognized. As of December 31, 2020, the Company has not identified any assets or liabilities as held for sale.

Consolidated statements of financial position

	As at December 31	As at December 31
	2020	2019
Trade and other receivables	-	469
Prepaid expenses and other assets	-	20
Property and equipment	-	44
Right-of-use assets	-	522
Other assets	-	87
Assets held for sale	-	1,142

Trade payables and other liabilities	-	923
Deferred revenue	-	21
Lease liabilities	-	555
Liabilities held for sale	-	1,499

Consolidated statements of cash flows

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	(584)	(1,176)
Net cash used in investing activities	-	(245)
Net cash used in financing activities	(74)	(268)
Effect of currency translation	170	84
Net cash flows for the year	(488)	(1,605)

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5	DISCONTINUED OPERATIONS (CONTINUED)

Consolidated statements of loss and comprehensive loss

	Year Ended December 31,
	2020	2019
Revenue	559	2,972
Cost of revenue	(120)	(1,300)
Gross Profit	439	1,672
Selling, general and administrative expenses	(624)	(2,881)
Impairment of goodwill and intangible assets	-	(201)
Operating Loss	(185)	(1,410)
Net interest expense and other financing charges	(41)	(156)
Gain on disposal of discontinued operations	136	-
Loss Before Income Taxes	(90)	(1,566)
Income taxes	-	(5)
Net Loss	(90)	(1,571)
Cumulative translation adjustment	(95)	74
Net Comprehensive Loss	(185)	(1,497)

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5	DISCONTINUED OPERATIONS (CONTINUED)

Disposal of discontinued operation

Cash consideration received	56
Net assets working capital adjustment	127
Consideration receivable - current	150
Consideration receivable - non-current	108
Total net consideration	441
Net assets disposed of:
Accounts receivable	170
Prepaid expenses and other assets	107
Cash and cash equivalents	118
Property and equipment	34
Right-of-use assets	431
Trade payables and other liabilities	(249)
Deferred revenue	(20)
Lease liabilities	(546)
Total net assets disposed	45
Disposal costs	(75)
Cumulative foreign exchange losses realised on disposal	(185)
Gain on disposal of discontinued operation	136

In the year ended December 31, 2020, remeasurement of the present value of the consideration receivable resulted in a gain on remeasurement of consideration receivable of EUR 19 (year ended December 31, 2019: EUR nil).

During the year ended December 31, 2020, proceeds from sale of discontinued operations amounted to EUR 259 (year ended December 31, 2019: EUR nil).

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6	SHARE CAPITAL

Authorized - Unlimited common shares, fully paid

The following is a continuity of the Company’s share capital:

		Note	Number	Value
January 1, 2019	Balance		50,805,049	32,892
March 14, 2019	Conversion of special warrants	8	27,058,802	6,076
September 23, 2019	Shares issued as settlement of deferred consideration	11	2,000,000	1,236
December 31, 2019	Balance		79,863,851	40,204
January 1, 2020	Balance		79,863,851	40,204
June 2, 2020	Issuance of share capital upon exercise of DSUs	9	500,000	219
October 15, 2020 to December 18, 2020	Exercise of warrants	8	19,457,928	10,708
October 16, 2020 to November 23, 2020	Exercise of special warrants - broker compensation options	8	1,601,784	1,060
November 18, 2020	Shares issued on completion of Public Offering	7	29,572,250	10,086
December 22, 2020	Issuance of share capital upon exercise of FSOs	9	116,667	27
December 31 2020	Balance		131,112,480	62,304

The Company’s common shares have no par value.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7	PUBLIC OFFERING COMPLETED NOVEMBER 18, 2020

On October 26, 2020, the Company announced that it had entered into an agreement with a syndicate of underwriters co- pursuant to which the underwriters have agreed to purchase 17,860,000 units (the "Units") from the treasury of the Company, at a price of $0.70 CAD per Unit and offer them to the public by way of short form prospectus for total gross proceeds of approximately CAD 12,500 (the "Offering"). On October 27, 2020 the Company agreed to increase the size of the Offering whereby the Underwriters agreed to purchase 25,715,000 Units for aggregate gross proceeds of CAD 18,001.

The Company granted the underwriters an option (the "Over-Allotment Option") to purchase up to an additional 15% of the Units of the Offering on the same terms exercisable at any time up to 30 days following the closing of the Offering, for market stabilization purposes and to cover over-allotments, if any. The underwriters exercised the Over-Allotment Option in full and agreed to purchase 29,572,250 Units in total for aggregate gross proceeds of EUR 13,343 (CAD 20,701). Issuance costs directly associated with raise of funds amounted to EUR 1,216 (CAD 1,887) resulting in cash proceeds, net of issuance costs, of EUR 12,127 (CAD 18,814). Closing of the Offering occurred on November 18, 2020 and the net proceeds shall be used for growth initiatives, working capital and general corporate purposes.

Each Unit consists of one Common Share (each a "Common Share") of the Company and one half of one warrant (each whole warrant, a "Public Offering Warrant") of the Company. Each Public Offering Warrant will entitle the holder thereof to purchase one Common Share at a price equal to CAD 1.00 for a period of 36 months following the closing of the Offering (Note 8). The Warrants include an acceleration provision, exercisable at the Company's option, if the Company's daily volume weighted average share price is greater than CAD 1.50 for at least ten consecutive trading days (Note 22).

In addition to the Units, the Company granted 1,774,335 broker warrants (“Broker Warrants”), each convertible to one Common Share and half of one Public Offering Warrant at a price equal to CAD 0.70 (Note 8).

For the year ended December 31, 2020, share issuance costs of EUR 1,370 and warrant issuance costs of EUR 245 have been recognized in the consolidated statements of changes in equity of which EUR 399 relates to non-cash issuance of Broker Warrants, resulting in a net increase in share capital of EUR 10,086, a net increase in warrants of EUR 1,642 and a fair value of Broker Warrants of EUR 399.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	WARRANTS

The following are continuities of the Company’s warrants:

					Special
					warrants -	Special
			Warrants		broker	warrants -
			issued upon	Special	compensation	compensation	Broker
Number Of Units		Warrants	Public Offering	warrants	options	options	warrants
January 1, 2019	Balance	756,250	-	27,058,802	1,601,784	-	-
	Deemed exercise of
March 14, 2019	- special warrants to common share and Warrants	27,058,802	-	(27,058,802)	-	-	-
March 14, 2019	- special warrants - broker compensation options	-	-	-	(1,601,784)	1,601,784	-
April 11, 2019	Expiry of warrants	(756,250)	-	-	-	-	-
December 31, 2019	Balance	27,058,802	-	-	-	1,601,784	-
January 1, 2020	Balance	27,058,802	-	-	-	1,601,784	-
	Exercise of
October 15, 2020 to December 18, 2020	- warrants	(19,456,928)	(1,000)	-	-	-	-
October 16, 2020 to November 23, 2020	- special warrants - compensation options	1,601,784	-	-	-	(1,601,784)	-
November 30, 2020	Expiry of warrants	(9,203,658)	-	-	-	-	-
November 18, 2020	Issue of warrants upon Public Offering	-	14,786,125	-	-	-	1,774,335
December 31, 2020	Balance	-	14,785,125	-	-	-	1,774,335

Each unit consists of the following characteristics:

				Special
				warrants -	Special
	Warrants	Warrants		broker	warrants -
	issued	issued upon	Special	compensation	compensation	Broker
	March 14, 2019	Public Offering	warrants	options	options	warrants
Number of shares	1	1	1	1	1	1
Number of Warrants	-	-	1	1	1	0.5
Exercise price of unit (CAD)	0.76	1.00	0.76	0.76	0.51	0.70

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	WARRANTS (CONTINUED)

Warrants issued March 14, 2019

On March 14, 2019, the special warrants were converted to warrants. This resulted in an issuance of 27,058,802 shares, an increase in share capital of EUR 6,076 (Note 6) and an increase in the fair value of warrants of EUR 1,565. The assumptions used to measure the fair value of the new warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	57.9
Risk-free interest rate (%)	2.5
Expected life of warrants (years)	2.0
Underlying share price (CAD)	0.61

During the period of October 15, 2020 to November 30, 2020 19,456,928 warrants were exercised resulting in issuance of 19,456,928 shares and cash receipt upon exercise in the amount of EUR 9,540.

9,203,658 outstanding warrants expired on November 30, 2020 resulting in a reduction in warrants and corresponding increase in contributed surplus of EUR 526.

Exercise of special warrants – compensation options

Between October 16, 2020 and November 23, 2020, all 1,601,784 special warrants - compensation options were converted to 1,601,784 warrants and resulted in an issuance of 1,601,784 shares and cash receipt upon exercise in the amount of EUR 529. An increase in share capital of EUR 1,060, an increase in the fair value of warrants of EUR 129 and a decrease in special warrants – compensation options of EUR 660 was recognized in the consolidated statements of changes in equity. The warrants were issued with an exercise price of CAD 0.76 and were convertible to one common share per warrant expiring November 30, 2020 in line with the warrants issued on March 14, 2019. The assumptions used to measure the fair value of the new warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.7 - 105.7
Risk-free interest rate (%)	0.08 - 0.10
Expected life of warrants (years)	0.0 - 0.1
Underlying share price (CAD)	0.73 - 0.81

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8	WARRANTS (CONTINUED)

Warrants issued upon completion of Public Offering

Upon completion of the Public Offering on November 18, 2020 (Note 7) 14,786,125 warrants (“Public Offering Warrants”) were issued resulting in an increase in the fair value of Public Offering Warrants of EUR 1,887, before issuance costs. The assumptions used to measure the fair value of the Public Offering Warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.5
Risk-free interest rate (%)	0.11
Expected life of warrants (years)	1.0
Underlying share price (CAD)	0.80

The Public Offering Warrants were issued with an exercise price of CAD 1.00 and were convertible to one common share per Public Offering Warrant expiring November 18, 2023. On December 18, 2020, 1,000 Public Offering Warrants were converted resulting in issuance of 1,000 shares and cash receipt of EUR 1. An increase in share capital of EUR 1 and decrease in fair value of warrants of EUR 1 was recognized in the consolidated statements of changes in equity.

The Public Offering Warrant indenture includes an acceleration provision, exercisable at the Company's option, if the Company's daily volume weighted average common share price is greater than CAD 1.50 for at least ten consecutive trading days. The Company may accelerate the exercise period of the Public Offering Warrants to a period ending at least 30 days from the date notice of such acceleration is provided to the holders of the Public Offering Warrants. On January 21, 2021, the Company announced the notice of warrant acceleration (Note 22).

Broker Warrants issued upon completion of Public Offering

Upon completion of the Public Offering on November 18, 2020 (Note 7), 1,774,335 broker warrants (“Broker Warrants”) were issued resulting in an increase in the fair value of warrants of EUR 399, a decrease in share capital of EUR 331 and decrease in fair value of warrants of EUR 68. The Broker Warrants were issued with an exercise price of CAD 0.70 and are convertible to one common share plus one-half of a Public Offering Warrant per Broker Warrant expiring November 18, 2023. The assumptions used to measure the fair value of the new Broker Warrants under the Black-Scholes valuation model were as follows:

Expected dividend yield (%)	0.0
Expected share price volatility (%)	103.5
Risk-free interest rate (%)	0.11
Expected life of warrants (years)	1.0
Underlying share price (CAD)	0.80

The underlying Public Offering Warrants are subject to the same acceleration provision and notice of acceleration was given on January 21, 2021 (Note 22). Broker Warrants may still be converted to common shares until date of expiry.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	SHARE BASED PAYMENTS

The Company maintains an Omnibus Incentive Equity Plan ("OEIP") for certain employees and consultants. The plan was approved in an annual and special meeting of shareholders on November 27, 2020. Under the plan, the company may grant options for up to 31,800,000 of its shares. Of this 1,200,000 has been utilized for grant of deferred share units (“DSU”), 2,100,000 for grant of restricted share units (“RSU”) and 12,284,102 for grant of fixed stock options (“FSO”). At December 31, 2020 16,099,231 units are reserved under the OEIP after deducting 116,667 of share options exercised in the year ended December 31, 2020 under the OEIP plan.

The following is a continuity of the Company’s equity incentive plans:

	DSU	RSU	FSO
	Outstanding DSU Units (Number of of shares)	Outstanding RSU Units (Number of of shares)	Outstanding FSO Options (Number of shares)	Weighted Average Exercise Price / Share CAD
As at January 1, 2019	1,450,000	-	6,592,168	1.27
Granted	2,630,000	-	4,376,000	0.37
Expired	-	-	(50,000)	3.94
Forfeited / Cancelled	-	-	(3,462,403)	1.59
As at December 31, 2019	4,080,000	-	7,455,765	0.60
Granted	800,000	2,100,000	8,188,579	0.73
Exercised	(500,000)	-	(116,667)	0.23
Expired	-	-	(7,500)	4.49
Forfeited / Cancelled	(3,180,000)	-	(3,236,075)	0.79
As at December 31, 2020	1,200,000	2,100,000	12,284,102	0.64

The following table summarizes information about the outstanding share options as at December 31, 2020:

	Outstanding			Exercisable
	Options	Weighted Average Remaining	Weighted Average Exercise	Options	Weighted Average Exercise
Range of exercise prices (CAD)	(Number of shares)	Contractual Life (Years)	Price / Share CAD	(Number of shares)	Price / Share CAD
0.23 - 0.50	2,690,000	4	0.30	1,209,833	0.35
0.51 - 0.56	2,250,000	3	0.56	1,666,667	0.56
0.57 - 0.78	7,328,579	5	0.78	7,328,579	0.78
0.79 - 3.33	15,523	5	3.33	15,523	3.33
	12,284,102	4	0.64	10,220,602	0.70

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	SHARE BASED PAYMENTS (CONTINUED)

The following table summarizes information about the outstanding share options as at December 31, 2019:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Options	Remaining	Exercise	Options	Exercise
Range of exercise prices	(Number	Contractual	Price / Share	(Number	Price / Share
(CAD)	of shares)	Life (Years)	CAD	of shares)	CAD
0.23 - 0.50	3,103,575	5	0.29	844,242	0.46
0.51 - 0.56	3,366,667	4	0.56	1,116,667	0.56
0.57 - 4.50	985,523	7	1.72	548,856	1.94
	7,455,765	5	0.60	2,509,765	0.89

During the year ended December 31, 2020, the Company granted 8,188,579 share options with a weighted average exercise price of CAD 0.73 per share (year ended December 31, 2019: 4,376,000 share options with a weighted average exercise price of CAD 0.37 per share) and a fair value of EUR 2,234 (year ended December 31, 2019: EUR 716). The assumptions used to measure the grant date fair value of FSO options under the Black-Scholes valuation model were as follows:

	2020	2019
Expected dividend yield (%)	0.0	0.0
Expected share price volatility (%)	65.0 - 85.8	55.0 - 61.0
Risk-free interest rate (%)	0.2 - 0.4	1.4 - 2.5
Expected life of options (years)	0.9 - 5.0	4.5 - 5.0
Share price (CAD)	0.30 - 0.82	0.23 - 0.74
Forfeiture rate (%)	0.0	0.0

During the year ended December 31, 2020, 116,667 share options were exercised at an exercise price of CAD 0.23 per option resulting in gross proceeds of EUR 18, an increase in share capital of EUR 27 and decrease in contributed surplus of EUR 9 (year ended December 31, 2019: nil).

During the year ended December 31, 2020, a share based payment charge of EUR 2,159 has been recognized in the consolidated statements of loss and comprehensive loss (year ended December 31, 2019: EUR 1,206) in relation to the fixed stock options. For share options exercised during the period, the weighted average share price at the date of exercise was CAD 1.42.

During the year ended December 31, 2020, the Company modified 100,000 options that were previously granted to certain employees (year ended December 31, 2019: 700,000 to certain employees and consultants). These modifications resulted in an additional 60,000 options being granted (2019: nil) and an increase in incremental fair value of CAD 3 (year ended December 31, 2019: nil) which was measured as the difference between the fair value of the modified option and that of the original option, both estimated as at the date of the modification.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9	SHARE BASED PAYMENTS (CONTINUED)

Deferred Share Units

Exercises of grants may only be settled in shares, and only when the employee or consultant has left the Company. Under the plan, the company may grant options of its shares at nil cost that vest immediately.

During the year ended December 31, 2020, 800,000 DSUs (year ended December 31, 2019: 2,630,000 DSUs) were granted with a fair value of CAD 0.82 per unit (year ended December 31, 2019: 2,530,000 at CAD 0.24 per unit and 100,000 DSUs at CAD 0.58 per unit) determined as the share price on the date of grant.

During the year ended December 31, 2020 a share based payment charge of EUR 427 has been recognized in the consolidated statements of loss and comprehensive loss (year ended December 31, 2019: EUR 441) in relation to the deferred share units.

During the year ended December 31, 2020, 500,000 DSUs were exercised in exchange for 500,000 common shares of the Company resulting in an increase in share capital of EUR 219 and corresponding decrease in contributed surplus of EUR 219 (year ended December 31, 2019: nil). For deferred share units exercised during the period, the weighted average share price at the date of exercise was CAD 0.39.

Restricted Share Units

During the year ended December 31, 2020, 900,000 RSUs (year ended December 31, 2019: nil) were granted with a fair value of CAD 0.75-0.82 per unit of which 450,000 vested immediately and 450,000 vest in future periods. An additional 1,200,000 RSUs were granted with a fair value of CAD 0.82 per unit with vesting conditions based on success in meeting future-period performance targets.

During the year ended December 31, 2020 a share based payment charge of EUR 377 has been recognized in the consolidated statements of loss and comprehensive loss (year ended December 31, 2019: EUR nil) in relation to the restricted share units. Fair value was determined as the share price on the date of grant. Exercises of grants can only be settled in shares.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10	GOODWILL

The following is a continuity of the Company’s goodwill:

As at December 31, 2018	20,400
Working capital adjustment	(462)
As at December 31, 2020 and December 31, 2019	19,938

The carrying amount of goodwill is attributed to the B2B Online Gaming CGU. The Company completed its annual impairment tests for goodwill as at December 31, 2020 and concluded that there was no impairment.

Key Assumptions

The recoverable amount of the Company’s B2B Online Gaming CGU was determined based on a value in use calculation which uses cash flow projections based on financial budgets approved by the Board and covering a five-year period and an after-tax discount rate of 16.0% (pre-tax rate 20.5%) per annum. The cash flows beyond the five-year period have been extrapolated using a steady 3.0% per annum growth rate.

The cash flow projections used in estimating the recoverable amounts are generally consistent with results achieved historically adjusted for anticipated growth. The Company believes that any reasonably possible change in key assumptions on which the recoverable amounts were based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the CGU.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11	DEFERRED AND CONTINGENT CONSIDERATION

The Company completed the acquisition of Oryx Gaming International LLC together with its subsidiaries on December 20, 2018. The vendor is now part of the Company’s key management, though was not at the time of the acquisition. Deferred and contingent consideration on December 31, 2020 relates to two earnout payments due, comprised of both cash and shares to be issued.

The following is a continuity of the Company’s deferred and contingent consideration:

As at January 1, 2019	19,263
Shares issued as settlement of deferred consideration	(1,236)
Cash paid on settlement of deferred consideration	(639)
Accretion expense	1,662
Loss on remeasurement of deferred and contingent consideration	5,347
Working capital adjustment	(462)
Other due from vendor	(356)
Effect of movements in exchange rates	153
As at December 31, 2019	23,732
Cash paid on settlement of deferred and contingent consideration	(527)
Accretion expense	1,037
Shares to be issued	(22,000)
Loss on remeasurement of deferred and contingent consideration	9,276
Effect of movements in exchange rates	3
As at December 31, 2020	11,521

Deferred and contingent consideration is disclosed on the consolidated statement of financial position as follows:

	As at	As at
	December 31,	December 31,
	2020	2019
Current liabilities	11,521	9,482
Non-current liabilities	-	14,250
Deferred and Contingent Consideration	11,521	23,732

During year ended December 31, 2019, the fair value of the contingent consideration was determined using an options pricing model with the following assumptions: stock price of EUR 3,644 – EUR 5,611; strike price of EUR 2,000 – EUR 3,000, expected life of 0.5 years, risk free rate of 0.78% and volatility of 50.0%. Some of the key estimates involved were budgeted EBITDA for fiscal 2020 and discount rate of 16.73%, which reflected the market rate of return.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11	DEFERRED AND CONTINGENT CONSIDERATION (CONTINUED)

On May 13, 2020, the Company entered into an amending agreement with K.A.V.O. Holdings Limited, as vendor (the "Oryx Vendor"), and Matevž Mazij, whereby the earn-out payment otherwise due to the Oryx Vendor on June 30, 2020 was extended to September 30, 2020 and the first earnout payment’s range was agreed to be between EUR 10,020 and EUR 11,500. This resulted in a loss on remeasurement of deferred and contingent consideration of EUR 415.

On September 29, 2020, the Company entered into a further amending agreement with the Oryx Vendor, and Matevž Mazij, pursuant to which, the earnout payment otherwise due to the Oryx Vendor on September 30, 2020 was further extended to January 31, 2021 and the first earnout payment was confirmed as EUR 10,548. In addition, it was agreed that EUR 1,500 would be payable to the Oryx Vendor in relation to successful collection of certain trade receivables. This resulted in a loss on remeasurement of deferred and contingent consideration of EUR 2,028. It was also agreed that interest would be payable at a rate of 10% per annum of the principal amount of the first earnout payment commencing October 1, 2020.

On November 13, 2020, the Company amended and restated the September 29, 2020 amending agreement. As a part of this amendment, the second earnout payment was agreed to be EUR 22,000, to be settled with 47,000,000 Common Shares of the Company, pending shareholder approval (the “equity component”). If, and only if, shareholders do not approve the transactions, or the meeting of shareholders is postponed, the due date for settlement of the equity component was further extended to December 1, 2021 and was to be settled in cash. A loss on remeasurement of deferred and contingent consideration of EUR 6,758 was recognized in the consolidated statements of loss and comprehensive loss.

Upon shareholder approval of the transactions on November 27, 2020, EUR 22,000 was transferred from deferred and contingent consideration payable in current liabilities to shares to be issued in equity.

During the year ended December 31, 2020, an interest expense of EUR 266 was included in the consolidated statements of loss and comprehensive loss (2019: EUR nil), of which EUR 176 was paid during the year. As of December 31, 2020, an interest payable balance of EUR 88 was recorded as a part of trade payables and other liabilities within the consolidated statements of financial position (2019: EUR nil).

All contingent liabilities were settled in full to the Oryx Vendor on January 18, 2021 (Note 22) upon shareholder approval on November 27, 2020.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12	INTANGIBLE ASSETS

		Deferred
	Intellectual	Development	Customer
	Property	Costs	Relationships	Brands	Other	Total
Cost
As at December 31, 2018	8,596	-	4,903	1,357	-	14,856
Additions	205	1,222	-	-	128	1,555
As at December 31, 2019	8,801	1,222	4,903	1,357	128	16,411
Additions	165	2,075	-	-	46	2,286
As at December 31, 2020	8,966	3,297	4,903	1,357	174	18,697

Accumulated Amortization
As at December 31, 2018	31	-	14	4	-	49
Amortization	1,088	76	490	136	11	1,801
As at December 31, 2019	1,119	76	504	140	11	1,850
Amortization	1,169	754	490	136	19	2,568

As at December 31, 2020	2,288	830	994	276	30	4,418
Carrying Amount
As at December 31, 2019	7,682	1,146	4,399	1,217	117	14,561
As at December 31, 2020	6,678	2,467	3,909	1,081	144	14,279

13	CASH AND CASH EQUIVALENTS

As at December 31, 2020 and December 31, 2019, cash and cash equivalents comprised of cash held in banks, marketable investments with an original maturity date of 90 days or less from the date of acquisition, and prepaid credit cards.

As at December 31, 2020, EUR 608 (December 31, 2019: EUR nil) was held in trust on behalf of the Company for subscription receipts related to a non-brokered private placement offering that completed on January 13, 2021 (Note 22). This amount was recorded in cash and cash equivalents.

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14	TRADE AND OTHER RECEIVABLES

The following is an aging of the Company’s trade and other receivables:
	As at December 31,	As at December 31,
	2020	2019
Less than one month	9,563	5,452
Between two and three months	1,193	253
Greater than three months	1,296	1,416
	12,052	7,121
Provision for expected credit losses	(1,755)	(941)
Trade and Other Receivables	10,297	6,180

The balance of accrued income is included in receivables aged less than one month as this balance will be converted to accounts receivable upon issuance of sales invoices.

The following is a continuity of the Company’s provision for expected credit losses related to trade and other receivables:

As at December 31, 2018	1,771
Reclassified as assets held for sale	(442)
Bad debt written-off	(762)
Net additional provision for doubtful debts	283
Effect of movements in exchange rates	91
As at December 31, 2019	941
Bad debt written-off	(419)
Net additional provision for doubtful debts	1,076
Provision for late interest receivable	157
As at December 31, 2020	1,755

15	TRADE PAYABLES AND OTHER LIABILITIES

Trade payables and other liabilities comprises:

	As at	As at
	December 31,	December 31
	2020	2019
Trade payables	6,406	5,146
Accrued liabilities	6,099	2,048
Sales tax payable	4,356	1,058
Other payables	107	605
Trade Payables and Other Liabilities	16,968	8,857

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16	RELATED PARTY TRANSACTIONS

The Company’s policy is to conduct all transactions and settle all balances with related parties on market terms and conditions for those in the normal course of business. Transactions between the Company and its consolidated entities have been eliminated on consolidation and are not disclosed in this note.

Key Management Personnel

The Company’s key management personnel are comprised of members of the Board and the executive team which consists of the Interim Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Strategy Officer (“CSO”) and Managing Director of Oryx. Three key management employees are also shareholders in the Company. Transactions and balances between the Company and its key management personnel are as follows:

•	Revenues for the year ended December 31, 2020 to a shareholder of the Company totalled EUR 23 (year ended December 31, 2019: EUR 33)
•	Total compensation for salaries, director fees, share-based payments and short-term employee benefits of key management personnel of the Company for the year ended December 31, 2020 totalled EUR 4,559 (year ended December 31, 2019: EUR 2,230)
•	Loss on remeasurement of deferred and contingent consideration payable to the Managing Director of Oryx for the year ended December 31, 2020 totalled EUR 9,276 (year ended December 31, 2019: EUR 5,347)
•	Interest expense on deferred and contingent consideration payable to the Managing Director of Oryx for the year ended December 31, 2020 totalled EUR 266 (year ended December 31, 2019: nil)
•	During the year ended December 31, 2020, a total of EUR 560 in payments were made to the Managing Director of Oryx for deferred consideration (year ended December 31, 2019: EUR 639)
•	During the year ended December 31, 2020, a total of EUR 176 in payments were made to the Managing Director of Oryx for interest on deferred and contingent consideration payable (year ended December 31, 2019: nil)
•	As at December 31, 2020, EUR 4 of trade and other receivables was receivable from the Managing Director of Oryx and other shareholders (December 31, 2019: EUR nil)
•	As at December 31, 2020, EUR nil of prepaid expenses and other assets was receivable from a shareholder of the Company (December 31, 2019: EUR 98)
•	As at December 31, 2020, EUR 166 of trade payables and other liabilities was due to the CEO, CFO, the Managing Director of Oryx and member of Board (December 31, 2019: EUR 278)
•	As at December 31, 2020, EUR 11,521 of deferred and contingent consideration (Note 11) was payable to the Managing Director of Oryx (December 31, 2019: EUR 23,732)
•	As at December 31, 2020 EUR 22,000 of shares to be issued to the Managing Director of Oryx was recognized in the consolidated statements of changes in equity (Note 11) (December 31, 2019: EUR nil)
•	During the year ended December 31, 2020, EUR 246 additional share capital was recognized in the consolidated statements of changes in equity with a corresponding reduction in contributed surplus for exercise of stock options by former key management personnel of the Company (Note 6) (year ended December 31, 2019: nil)

BRAGG GAMING GROUP INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The financial instruments measured at amortized cost are summarised below:

Financial Assets

	Financial assets as subsequently measured at amortized cost
	December 31,	December 31,
	2020	2019
Trade and other receivables	10,297	6,180

Financial Liabilities

	Financial liabilities as subsequently measured at amortized cost
	December 31,	December 31,
	2020	2019
Trade payables	6,406	5,146
Accrued liabilities	6,099	2,048
Other liabilities	107	605
Lease obligations on right of use assets	726	859
	13,338	8,658

The carrying values of the financial instruments approximate their fair values.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Fair Value Hierarchy

The following table presents the fair values and fair value hierarchy of the Company’s financial instruments.

	December 31, 2020			December 31, 2019
	Level 1	Level 3	Total	Level 1	Level 3	Total
Financial assets
Fair value through profit and loss:
Cash and cash equivalents	26,102	-	26,102	682	-	682
Consideration receivable	-	192	192	-	-	-

Financial liabilities
Fair value through profit and loss:
Deferred and contingent consideration	11,521	-	11,521	-	23,732	23,732

Due to the agreed amount of deferred and contingent consideration payable as at December 31, 2020 (Note 11) there has been a transfer between level 3 and level 1 of the fair value hierarchy during the periods.

There were no further transfers between the levels of the fair value hierarchy during the periods.

During the year ended December 31, 2020, a loss of EUR 9,276 (year ended December 31, 2019: EUR 5,347), was recognized in the consolidated statements of loss and comprehensive loss as loss on remeasurement of deferred and contingent consideration (Note 11) for financial instruments designated as FVTPL.

The fair value of the contingent consideration liability is equal to the agreed earn-out payment of fixed value payable in a combination of cash and common shares plus an additional cash settlement of up to EUR 973 as per the amending agreement with K.A.V.O. Holdings Limited dated September 29, 2020.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

As a result of holding and issuing financial instruments, the Company is exposed to certain risks. The following is a description of those risks and how the exposures are managed:

Liquidity risk

Liquidity risk is the risk that the Company is unable to generate or obtain sufficient cash and cash equivalents in a cost-effective manner to fund its obligations as they come due. The Company will experience liquidity risks if it fails to maintain appropriate levels of cash and cash equivalents, is unable to access sources of funding or fails to appropriately diversify sources of funding. If any of these events were to occur, they could adversely affect the financial performance of the Company.

The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financing activities through its capital management process. The Company holds sufficient cash and cash equivalents and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity is maintained. The Company is not subject to any externally imposed capital requirements.

The following are the undiscounted contractual maturities of significant financial liabilities and the total contractual obligations of the Company as at December 31, 2020:

	2021	2022	2023	2024	Thereafter	Total
Trade payables and other liabilities	16,968	-	-	-	-	16,968
Lease obligations on right of use assets	160	157	157	157	157	788
Deferred and contingent consideration	11,521	-	-	-	-	11,521
	28,649	157	157	157	157	29,277

Foreign currency exchange risk

The Company’s financial statements are presented in EUR, however a portion of the Company’s net assets and operations are denominated in other currencies, particularly the Canadian dollar. Such net assets are translated into EUR at the foreign currency exchange rate in effect at the reporting date, and operations at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. As a result, the Company is exposed to foreign currency translation gains and losses, which are recorded in accumulated other comprehensive loss.

The Company is also exposed to risk on transaction in currencies other than its functional currency resulting in realized and unrealized foreign currency gains and loss which are recorded in other operational costs. The Company estimates that an appreciation of the EUR of 10% relative to other currencies would result in a decrease of EUR 884 in earnings before income taxes while a depreciating EUR will have the opposite impact.

The Company has no derivative instruments in the form of futures contracts and forward contracts to manage its current and anticipated exposure to fluctuations in EUR exchange rates.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Credit risk

The Company is exposed to credit risk resulting from the possibility that counterparties could default on their financial obligations to the Company including cash and cash equivalents, other assets and accounts receivable. Failure to manage credit risk could adversely affect the financial performance of the Company.

The risk related to cash and cash equivalents is reduced by policies and guidelines that require that the Company enters into transactions only with counterparties or issuers that have a minimum long term “BBB” credit rating from a recognized credit rating agency. The Company mitigates the risk of credit loss relating to accounts receivable by evaluating the creditworthiness of new customers and establishes a provision for expected credit losses. The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, Financial Instruments, which permits the use of the lifetime expected loss provision for all accounts receivable. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate.

The provision matrix below shows the expected credit loss rate for each aging category of accounts receivable as at December 31, 2020:

		Aging (months)
	Note	<1	1 - 3	>3	Total
Gross accounts receivable	14	9,563	1,193	1,296	12,052
Expected loss rate		4.51%	14.84%	88.50%	14.56%
Expected Loss Provision	14	431	177	1,147	1,755

The provision matrix below shows the expected credit loss rate for each aging category of accounts receivable as at December 31, 2019:

		Aging (months)
	Note	<1	1 - 3	>3	Total
Gross accounts receivable	14	5,452	253	1,416	7,121
Expected loss rate		1.69%	10.28%	58.12%	13.21%
Expected Loss Provision	14	92	26	823	941

Gross accounts receivable includes the balance of accrued income within the aging category of less than one month.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Concentration risk

For the year ended December 31, 2020, one customer (year ended December 31, 2019: three customers) contributed more than 10% each to the Company’s revenues. Aggregate revenues from this customer totalled EUR 6,342 (year ended December 31, 2019: EUR 10,011).

As at December 31, 2020, one customer (December 31, 2019: two customers) constituted more than 10% each to the Company’s accounts receivable. Balances owed by this customer totalled EUR 1,247 (December 31, 2019: EUR 1,700). The Company continues to expand its customer base to reduce the concentration risk.

18	SUPPLEMENTARY CASHFLOW INFORMATION

Cash flows arising from changes in non-cash working capital are summarized below:

	Year Ended December 31,
Cash flows arising from movement in:	2020	2019
Trade and other receivables	(4,117)	(2,921)
Prepaid expenses and other assets	70	(168)
Deferred revenue	102	-
Trade payables and other liabilities	8,111	2,429
Other liabilities - non-current	147	-
Changes in Non-Cash Working Capital	4,313	(660)

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19	SEGMENT INFORMATION

Operating

The Company has one reportable operating segment in its continuing operations, B2B Online Gaming.

The accounting policies of the reportable operating segments are the same as those described in the Company’s summary of significant accounting policies (Note 2). The Company measures each reportable operating segment’s performance based on adjusted EBITDA. No reportable operating segment is reliant on any single external customer.

Intersegment charges have been eliminated on consolidation.

Geography – Revenue

Revenue for continuing operations was generated from the following jurisdictions:

	Year Ended December 31,
	2020	2019
Malta	31,416	14,758
Curaçao	8,772	4,106
Croatia	1,633	1,070
Germany	684	3,739
Romania	569	380
Serbia	554	486
Other	2,793	2,053
Revenue	46,421	26,592

This segmentation is not correlated to the geographical location of the Company’s worldwide end-user base.

Geography – Non-Current Assets

Non-current assets are held in the following jurisdictions:

	As at December 31	As at December 31
	2020	2019
United States	34,104	34,367
Other	1,180	1,176
Non-Current Assets	35,284	35,543

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES

The components of income taxes recognized in the consolidated statements of financial position are as follows:

	As at December 31,	As at December 31,
	2020	2019
Income taxes payable	1,318	778
Deferred income tax liabilities	1,415	1,539

The components of income taxes recognized in the consolidated statements of loss and comprehensive loss are as follows:

	Year Ended December 31,
	2020	2019
Current period	1,194	643
Adjustment in respect of prior periods	127	10
Current Income Taxes	1,321	653
Deferred income tax recovery	(125)	(112)
Deferred Income Tax Recovery	(125)	(112)
Income Taxes	1,196	541

There is no income tax expense recognized in other comprehensive loss.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES (CONTINUED)

The effective income tax rates in the consolidated statements of loss and comprehensive loss were reported at rates different than the combined Canadian federal and provincial statutory income tax rates for the following reasons:

	Year Ended December 31,
	2020%	2019%
Canadian statutory tax rate	26.5	26.5
Effect of tax rate in foreign jurisdictions	1.8	1.5
Impact of foreign currency translation	(3.1)	1.1
Non-deductible and non-taxable items	(5.6)	(8.3)
Remeasurement of contingent and deferred consideration	(18.4)	(14.2)
Accretion expense of contingent consideration	(2.1)	(4.5)
Share issue costs and financing costs	3.1	-
Capital losses from sale of discontinued operation	26.1	-
Change in tax benefits not recognized	(35.3)	(5.1)
Adjustments in respect of prior periods	0.8	(2.2)
Adjustment of prior year tax payable	1.8	-
Other	(4.6)	(0.3)
Effective Income Tax Rate Applicable to Loss Before Income Taxes	(9.0)	(5.5)

Deferred income tax liabilities recognized on the consolidated statements of financial position were attributable solely to acquired intangible assets (Note 12).

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

	Year Ended December 31,
	2020	2019
Income tax losses - Canada	22,609	21,055
Income tax losses - United Kingdom	1,743	9,958
Deductible temporary differences	4,901	2,564
Total unrecognized deductible temporary difference	29,253	33,577

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES (CONTINUED)

Unrecognized deductible temporary differences have been summarized between discontinued and continuing operations as follows:

	Year Ended December 31,
	2020	2019
Discontinued Operations
Income tax losses - Canada	14,087	15,113
Income tax losses - United Kingdom	720	9,955
Deductible temporary differences	764	699
Total unrecognized deductible temporary difference	15,571	25,767

	Year Ended December 31,
	2020	2019
Continuing Operations
Income tax losses - Canada	8,522	5,942
Income tax losses - United Kingdom	1,023	3
Deductible temporary differences	4,137	1,865
Total unrecognized deductible temporary difference	13,682	7,810

The portion of the income tax losses related to Canada which have a limited carry-forward period expire in the years 2026 to 2040 as follows:

2026	97
2027	182
2028	170
2029	87
2030	60
2031	60
2032	101
2033	68
2034	126
2035	126
2036	134
2037	279
2038	1,897
2039	2,001
2040	3,100
8,488

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20	INCOME TAXES (CONTINUED)

The United Kingdom losses are carried forward indefinitely unless subject to certain restrictions and are now classified in the current year as discontinued operations as unrecognized deferred income tax assets. The deductible temporary differences do not expire under current income tax legislation. Deferred income tax assets were not recognized in respect of these items because it is not probable that future taxable income will be available to the Company to utilize the benefits.

21	CONTINGENT LIABILITIES

In the ordinary course of business, the Company is involved in and potentially subject to, legal actions and proceedings. In addition, the Company is subject to tax audits from various tax authorities on an ongoing basis. As a result, from time to time, tax authorities may disagree with the positions and conclusions taken by the Company in its tax filings or legislation could be amended or interpretations of current legislation could change, any of which events could lead to reassessments.

The Company is not aware of any legal, administrative, or other proceedings pending, which would materially affect its financial condition.

BRAGG GAMING GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

PRESENTED IN EUROS (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

22	SUBSEQUENT EVENTS

Private placement

On January 13, 2021, the Company completed a non-brokered private placement offering comprised of 2,479,335 Common Shares at a price of CAD 1.21 per share for aggregate gross proceeds of EUR 1,937. This offering was exclusively taken up by Company employees and Board members and is subject to a hold period expiring May 14, 2021. No commission or finder's fee was paid in connection with the offering.

As of December 31, 2020, EUR 608 (CAD 950) was held in trust in respect of the private placement, representing 785,124 in Common Shares to be issued at a price of CAD 1.21 per share.

Settlement of deferred and contingent consideration

On January 18, 2021, the Company satisfied its earn-out obligations to K.A.V.O. Holdings Limited (Note 11) via a combination of cash and Common Shares of the Company. Cash paid totalled EUR 11,598, of which EUR 11,521 fully settled deferred and contingent consideration payable, EUR 52 settled interest payable and EUR 25 settled legal fees. A total of 47,000,000 Common Shares of the Company were issued to the vendor with a recorded fair-value as at December 31, 2020 of EUR 22,000. The Common Shares are subject to a hold period expiring May 19, 2021.

Subsequent to this transaction Matevž Mazij became a “control person” of the Company, in accordance with section 1(1) of the Ontario Securities Act, with total shareholding of 49,000,000 representing over 27% of the outstanding Common Shares of the Company as of the settlement date.

22	SUBSEQUENT EVENTS (CONTINUED)

Warrant acceleration

On January 21, 2021, the Company announced that it elected to exercise its right under the terms of a warrant indenture dated November 18, 2020 governing the Public Offering Warrants (Note 8) of the Company issued on November 18, 2020 to accelerate the expiry date of the warrants. Accordingly, the Company gave notice to all registered warrant holders that the expiry date for the Warrants is accelerated to February 22, 2021.

During the period from January 1, 2021 to February 22, 2021 a total of 15,540,822 Public Offering Warrants were exercised for cash receipts of EUR 10,087 and a total of 1,605,474 Broker Warrants were exercised for cash receipts of EUR 730.

Graduation to the Toronto Stock Exchange (“TSX”)

On January 27, 2021, the Company announced that it had graduated to the Toronto Stock Exchange. As of market open at 09:30 am ET on the date of announcement, the Company began trading on TSX under the symbol “BRAG”. Concurrent with the TSX listing, the Company’s Common Shares were delisted from the TSX Venture Exchange.